Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Covenant Logistics Group, Inc.

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-174582, 333-189060, 333-231390, and 333-239724) on Form S-8 and in the registration statement (No. 333-228425) on Form S-3, of Covenant Logistics Group, Inc. of our report dated February 21, 2020, relating to the balance sheet of Transport Enterprise Leasing, LLC as of December 31, 2019, and the related statements of income and changes in members’ equity and cash flows for the year then ended, and the related notes to the financial statements, which appear in this Form 10-K/A of Covenant Logistics Group, Inc.

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee

April 6, 2021